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Exhibit 10.14

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

Annual Bonus Pool Guideline

        Financial Security Assurance Holdings Ltd. (including its direct and indirect subsidiaries, the "Company") maintains an annual bonus pool (the "Bonus Pool") for the benefit of Company employees equal to a predetermined percentage (the "Specified Percentage") of the increase in adjusted book value ("ABV") of the Company during the applicable year (as derived from the Company's IFRS financial statements), excluding unrealized gains and losses on investments, net of tax, and excluding the mark-to-market, net of tax, of investment grade credit derivatives, but including a return on equity ("ROE") modifier described below. For the 2004 Bonus Pool, the Human Resources Committee of the Board of Directors of the Company (the "HR Committee") has set the Specified Percentage at 11.25%. The increase in ABV during the applicable year will be equal to (a) the percentage growth in ABV per share during such year, with credit given for dividends paid, multiplied by (b) ABV as of the beginning of such year. The HR Committee retains the right to evaluate the Bonus Pool formula annually; however, the intent is to maintain the Bonus Pool formula as long as practical to promote stability.

        The ROE modifier will adjust downward the percentage growth in ABV per share if the "Target ROE" exceeds the ROE achieved in the aggregate for all transactions insured during the applicable year (the "Actual Average ROE"), with a maximum adjustment of 2%. The "Target ROE" equals the after-tax book yield on the Company's investment portfolio (excluding the investment portfolios for Financial Products, variable interest entities, and refinanced transactions) (determined as of the December 31 immediately preceding the compensation year) plus 9%, with a maximum Target ROE of 15%. In the event that the Actual Average ROE is less than the Target ROE for any year, then the percentage growth in ABV per share for such year will be reduced by an amount equal to 1/2 the excess of the Target ROE (expressed as a percentage) over the Actual Average ROE (expressed as a percentage), subject to a maximum reduction of 2%.

        The following example illustrates the calculation of the Bonus Pool, including the effect of the ROE modifier, based on the assumptions below:

ABV at beginning of year:	$4 billion	After-tax portfolio book yield	5%
Growth in ABV per share:	13%	Target ROE	14%
Specified Percentage:	9.5%	Actual Average ROE	12%
ROE modifier = 1/2 × (14% - 12%) = 1%
Bonus Pool = $4 billion × (13% - 1%) × 9.5% = $45.6 million

        Amounts of the Bonus Pool in respect of any year, determined as provided above, that are not distributed to employees for that year will be credited to a "Rainy Day Fund" that will be available in subsequent years to fund bonus payments to employees in excess of the Bonus Pool determined as provided above, provided that the Rainy Day Fund shall not exceed an amount equal to $25 million, adjusted to reflect increases in the Consumer Price Index from and after January 1, 2005.

(as approved by the Human Resources Committee at its meeting on February 13, 2008)

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  Exhibit 10.14
FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. Annual Bonus Pool Guideline